EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NYFIX, INC.

Pursuant to
§ 242 of the General Corporation Law
of the State of Delaware

The undersigned, Secretary of NYFIX, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors and stockholders of the Corporation, in accordance with the General Corporation Law of the State of Delaware (the “Law”), duly adopted resolutions setting forth the following amendment (the “Amendment”) to the Restated Certificate of Incorporation of the Corporation, declaring the Amendment to be advisable.

SECOND: That the Amendment was adopted at a meeting of the Board of Directors in accordance with Section 141 of the Law, followed by a special meeting of the stockholders, duly called and held upon notice given in accordance with Section 222 of the Law, at which meeting the necessary number of shares of stock entitled to vote as required by the Law were voted in favor of such Amendment, all in accordance with Sections 242 and 141 of the Law.

THIRD: Accordingly, the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety the first sentence of Article Fourth and substituting in lieu thereof the following:

“FOURTH: The aggregate number of shares of capital stock that the Corporation will have authority to issue is 105,000,000, 100,000,000 of which will be shares of common stock, having a par value of $.001 per share and 5,000,000 of which will be shares of preferred stock, having a par value of $1.00 per share.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Secretary, this 27th day of February, 2007.

NYFIX, INC.

By:	/s/ Brian Bellardo
Brian Bellardo
Secretary